Exhibit 99.1
Donald C. Campion
3747 Loch Bend Drive
Commerce, Michigan 48382
(248) 360-8105
Fax (248) 360-4120
July 13, 2008
Richard D. Stromback
Ecology Coatings, Inc.
35980 Woodward Ave.
Suite 200
Bloomfield Hills, MI 48304
Dear Richard:
This is to inform you that I am resigning from the Board of Directors of Ecology Coatings, effective immediately.
The reason for my decision to resign is lack of communication among the CEO, the CFO and the General Counsel. I have shared these concerns with you before, and I am disappointed that the communication problems are worse than ever. I find that the risk of remaining on the Board under these circumstances is unacceptable.
I believe that Ecology Coatings has a tremendous opportunity to use its proprietary technology to substantially enhance shareholder value. I have only the warmest regards and respect for the employees of Ecology Coatings, and I wish them well.
Sincerely,

Donald C. Campion